Exhibit 99.1

American Electric Technologies, Inc
6410 Long Drive
Houston, Texas 77087
713.644.8182

Media Contacts:	Investor Contacts:
Shanta Mauney	John H. Untereker
smauney@wardcc.com	juntereker@aeti.com
713-869-0707	713-644-8182

FOR RELEASE – May 12, 2010 – 7:00am (EDT)

American Electric Technologies Reports First Quarter 2010 Results

HOUSTON May 12, 2010- American Electric Technologies, Inc. (NASDAQ: AETI), the premium supplier of custom-designed power delivery solutions for the traditional and renewable energy industries, announced the following results for the first quarter of the 2010 fiscal year (all financial information is presented in thousands of dollars except per share data).

Total sales for the three months ended March 31, 2010 were $9,658, a decline of $6,320 from the comparable 2009 period. The company reported a net loss of $(410), or a basic and diluted loss per share of $(0.05) for the three months ended March 31, 2010 compared with net income of $652, or basic and diluted earnings per share of $0.08 for the three months ended March 31, 2009.

“Although we are disappointed by the poor financial results resulting from worse than expected weakness in our traditional drilling and industrial markets, the company remains committed to investing in our emerging renewable market and product development activities”, stated Charles Dauber, AETI’s President and Chief Executive Officer. “The company continues to maintain its sound financial position and we are hopeful that our traditional markets will improve as the year progresses. We are also encouraged by our renewable market progress including the launch in February of the industry’s first wind farm switchgear product and look forward to incremental sales later in the year.”

2010 AETI Key Data:

•	Our Technical Products and Services (TP&S) segment generated $5,642 in revenue in the first quarter of 2010, a decrease of $4,016 compared with the same 2009 period.

•	A substantial decline in the TP&S gross profit reflected particular weakness in the industrial services businesses as well as renewable product development expenditures.

•	As of March 31, 2010, the backlog for the TP&S segment was approximately $3,700, reduced from $5,900 as of December 31, 2009. All of this backlog should be realized during the 2010 fiscal year.

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Our Electrical & Instrumentation Construction (E&I Construction) segment generated sales of $2,693 in this quarter, a decrease of $2,293 from the same period in 2009. Although the company continues to see weakness in our industrial and marine construction segments, most of the sales decline resulted from the successful withdrawal from the new school construction market. Gross profits from the segment were $151, an improvement from the $(88) loss experienced in the 2009 period. The gross profit improvement reflected the losses associated with the new school construction business in 2009. The backlog for the E&I Construction segment was $9,700 as of March 31, 2010, an increase of $1,800 from the December 31, 2009 total. Approximately 80 percent of this backlog should be realized in 2010.

American Electric Technologies, Inc
6410 Long Drive
Houston, Texas 77087
713.644.8182

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The American Access segment reported sales of $1,323 and a gross profit of $222 in 2010 as compared to the same sales level and a $ 79 gross profit in 2009. The gross profit improvement stemmed from an improved indirect manufacturing cost structure.

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During Q1 2010, the company recorded equity income of $636. Our Singapore joint venture reported a loss of $70 reflecting weakness in the South East Asia market. The results include the reversal of a $660 expense accrual recorded in 2007 associated with our Chinese joint venture as more fully described in our Form 10Q for the March 31, 2010 period. On April 9, 2010 the Chinese joint venture declared a dividend in the amount of $1,000 that should be received in this quarter.

•	Our cash position as of March 31, 2010 was $993 and long-term bank debt remained at $3,000.

Outlook for Fiscal 2010

We foresee continued uncertainty in many of the traditional markets the company serves. Although we continue to see a very soft market environment in both our domestic and international traditional markets, we are beginning to see some potential signs of improvement.

Our outlook is that revenue will continue to see a short-term revenue decrease in comparison to the fiscal 2009 sales levels and as a result we will be aggressively managing our cost structure, particularly indirect and corporate overheads for the balance of 2010.

We believe that our continued investments, primarily in renewable energy product and market development, aggregating almost $400 in the first quarter will result in sustainable revenue increases beginning in the latter part of 2010.

Detailed information on the financial results for the quarter ended March 31, 2010 is included in the company’s Quarterly Report on Form 10-Q which will be filed with the Securities and Exchange Commission on May 17, 2010.

Conference Call

AETI will conduct a conference call at 3:00 pm CDT on Wednesday, May 12, 2010, to discuss the results with analysts, investors and other interested parties. Individuals who wish to participate in the conference call should dial 1-888-732-6202, confirmation code 217150 in the United States or 1-719-457-1017, confirmation code 217150, from outside the United States.

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American Electric Technologies, Inc. (NASDAQ:AETI) is the premium supplier of custom-designed power delivery solutions to the traditional and renewable energy industries. AETI offers M&I Electric™ power distribution and control products, electrical services, and E&I Construction services, as well as American Access Technologies zone enclosures, and Omega Metals custom fabrication services. South Coast Electric Systems L.L.C., a subsidiary, services Gulf Coast marine and vessel customers.

American Electric Technologies, Inc
6410 Long Drive
Houston, Texas 77087
713.644.8182

AETI is headquartered in Houston and has global sales, support and manufacturing operations in Beaumont, Texas, Keystone Heights, Fla. and Bay St. Louis, Miss. In addition, AETI has minority interests in three joint ventures, which have facilities located in Xian, China, Singapore and Jakarta, Indonesia and Macae, Brazil. AETI’s SEC filings, news and product/service information are available at www.aeti.com.

Forward Looking Statements

This press release contains forward-looking statements, as defined in Section 27A of the Securities Exchange Act of 1934, concerning our anticipated future revenues, profits, plans and objectives. While the Company believes that such forward-looking statements are based on reasonable assumptions, there can be no assurance that such future revenues, profits, plans and objectives will be achieved on the schedule or in the amounts indicated. Investors are cautioned that these forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, and are subject to various risks and uncertainties, including those listed in Item 1A of the Form 10-K filed with the Securities and Exchange Commission on March 26, 2010. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the projected results expressed or implied herein will not be realized.